Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES ADJOURNMENT OF ITS

ANNUAL MEETING TO FRIDAY, JULY 17, 2020

Houston, TX – June 23, 2020 – Houston American Energy Corp. (NYSE American: HUSA) today announced that it convened and then adjourned, without conducting any business, its virtual annual meeting of stockholders (the “Annual Meeting”) held on June 23, 2020, at 10:00 a.m., central time, until Friday, July 17, 2020 at 10:00 a.m., central time, at which time the Company’s stockholders will vote on the proposals to be considered at the Annual Meeting (subject to any potential additional adjournments), including Proposal 2, approval of an amendment to the Company’s certificate of incorporation to provide the Board of Directors the flexibility to effect a reverse stock split of the Company’s common stock.

The Annual Meeting will still be held as a virtual meeting. The Annual Meeting was adjourned in order to solicit additional proxies for Proposal 2. At the time of the meeting, a substantial majority of the shares that had been voted on Proposal 2 had been voted in its favor; however, the favorable votes were less than the majority of all outstanding shares of the Company’s voting stock needed for approval.

The Board of Directors believes approval of Proposal 2 is in the best interests of the Company and its stockholders because the NYSE American LLC, on which the Company’s common stock is listed, has notified the Company that a reverse split is necessary to maintain the listing of the common stock on the NYSE American. The NYSE American has granted the Company additional time until the Annual Meeting to implement a reverse stock split. A delisting of the common stock could significantly impair the Company’s ability to raise additional capital; result in lower prices for the Company’s common stock and larger spreads in the bid and ask prices for the common stock; and impact the liquidity of the Company’s common stock. Proposal 2 is described in more detail in the Company’s proxy statement filed with the Securities and Exchange Commission on May 12, 2020, furnished to stockholders in connection with the Annual Meeting.

The Company encourages any stockholder that has not yet voted its shares or is uncertain if their shares have been voted to contact their broker or bank. The Board of Directors and management respectfully requests stockholders as of the record date, May 6, 2020, to please vote their proxies as soon as possible. Stockholders who have previously submitted their proxy or otherwise voted for the Annual Meeting and who do not want to change their vote need not take any action.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.